Exhibit 10.7

Collateral Transfer of Note and Lien

Basic Information

Date:	January 6, 2026

Debtor:	Safe and Green Development Corporation, a Delaware Corporation

Debtor’s Mailing Address:	1111 Brickell Avenue, Floor 11, Suite 109 Miami, Florida 33131

Secured Party:	Austerra Stable Growth Fund, L.P.

Secured Party’s Mailing Address:	15301 Dallas Parkway, Suite 960 Dallas, Texas 75001

Classification of Collateral: Instrument

Collateral (including all accessions): All of Debtor’s interest in the Collateral Note and the Collateral Note Security.

Collateral Note: $209,333.00 Promissory Note executed by Norman Berry II Owners, LLC, and payable to the order of Debtor dated November 20, 2025.

Current balance: $209,333.00

Collateral Note Security: Deed To Secure Debt dated November 20, 2025, recorded in Deed Book 69641, Pages 494 - 506, Fulton County, Georgia Records.

Property description:

See Exhibit “A” attached hereto and made a part hereof for all purposes.

Obligation:

Promissory Note in the amount of $5,000,000.00 executed by Debtor and payable to the order of Secured Party dated December 30, 2025.

A.	Granting Clause

Debtor grants to Secured Party a security interest in the Collateral and all its proceeds to secure Debtor’s Obligation and all renewals of any of the Obligation.

B.	Deliveries

Simultaneously with Debtor’s execution and delivery to Secured Party of this agreement, Debtor has endorsed and delivered to Secured Party the original Collateral Note, thereby making Secured Party the person entitled to enforce the Collateral Note.

C.	Debtor Represents the Following:

C.1. Debtor has the authority to grant this security interest, free from any setoff, claim, restriction, security interest, or encumbrance except liens for taxes not yet due.

C.2. All information about Debtor’s financial condition is or will be accurate when provided to Secured Party.

C.3. The current balance of the Collateral Note is correct.

C.4. The Collateral Note has not been modified and is not in default.

C.5. There are no defenses or offsets to the Collateral Note.

C.6. The lien of the Collateral Note Security is a first lien.

C.7. The Collateral represents the valid, legally enforceable obligation of the Collateral Note maker.

C.8. Debtor will keep the records of payments on the Collateral Note at Debtor’s Mailing Address.

D.	Debtor Agrees to-

D.1. Defend the Collateral against all claims adverse to Secured Party’s interest and keep the Collateral free from liens.

D.2. Pay all of Secured Party’s expenses incurred, including reasonable attorney’s fees and legal expenses, to (a) obtain, preserve, perfect, defend, or enforce this agreement; (b) dispose of, collect, or enforce the Collateral; or (c) collect or enforce the Obligation. These expenses will bear interest from the date of advance at the highest rate allowed by law and are payable on demand at the place where the Obligation is payable. These expenses and interest will become part of the Obligation and will be secured by this agreement.

D.3. Sign any documents that Secured Party considers necessary to obtain, maintain, and perfect this security interest.

D.4. Notify Secured Party immediately of any material change in the Collateral; change in Debtor’s name, address, or location; change in any representation in this agreement; change that may affect this security interest; or any default.

D.5. Maintain accurate records of the Collateral; furnish Secured Party any requested information related to the Collateral; and allow Secured Party to inspect and copy all records relating to the Collateral.

D.6. Perform all obligations required under the Collateral Note Security.

D.7. Preserve the liability of all obligors on the Collateral and preserve the priority of all security for the Collateral.

D.8. On Secured Party’s demand, deposit all payments received as proceeds of the Collateral in a special bank account designated by Secured Party, who alone will have power of withdrawal.

D.9. Cause the Collateral Note maker to pay and perform all obligations under the Collateral Note and the Collateral Note Security and inform Secured Party immediately of default in the payment or performance of the Collateral Note.

E.	Debtor Agrees Not to-

E.1. Renew, extend, or modify the Collateral Note or grant releases of any part of the property securing the Collateral Note.

E.2. Modify any terms in the Collateral Note Security.

E.3. Commingle any payments on the Collateral with any of Debtor’s other funds or property.

F.	Default and Remedies

F.1. A default exists if-

a. Debtor fails to timely pay or perform any Obligation, covenant, or liability in any written agreement between Debtor and Secured Party;

b. any representation in this agreement is materially false when made;

c. a receiver is appointed for Debtor or any of the Collateral;

d. the Collateral is assigned for the benefit of creditors;

e. to the extent permitted by law, a bankruptcy or insolvency proceeding is commenced against or by any of the following parties: Debtor; the Collateral note maker; any partnership of which Debtor is a general partner; or any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party, or other person liable on or for any part of the Obligation;

f. any of the following parties is terminated: Debtor; the Collateral note maker; any partnership of which Debtor is a general partner; or any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party, or other person liable on or for any part of the Obligation; or

g. default exists under the Collateral Note or the Collateral Note Security.

F.2. Secured Party may at any time-

a. take control of any proceeds of the Collateral;

b. release any Collateral in Secured Party’s possession to any debtor, temporarily or otherwise;

c. take control of proceeds of insurance on the Collateral Note Security and reduce any part of the Obligation accordingly or permit Debtor to use such funds to repair or replace damaged or destroyed Collateral covered by insurance;

d. demand, collect, convert, redeem, settle, compromise, receipt for, realize on, sue for, and adjust the Collateral either in Secured Party’s or Debtor’s name, as Secured Party desires; or

e. exercise all other rights available to an owner of such Collateral.

F.3. If a default exists, Secured Party may-

a. declare the unpaid principal and earned interest of the Obligation immediately due in whole or part;

b. enforce the Obligation; and

c. exercise any rights and remedies granted by law or this agreement.

F.4. Foreclosure of this security interest by suit does not limit Secured Party’s remedies, including the right to sell the Collateral under the terms of this agreement. Secured Party may exercise all remedies at the same or different times, and no remedy is a defense to any other. Secured Party’s rights and remedies include all those granted by law or otherwise, in addition to those specified in this agreement.

F.5. If the Collateral is sold after default, recitals in the bill of sale or transfer will be prima facie evidence of their truth and all prerequisites to the sale specified by this agreement and by law will be presumed satisfied.

G.	Collateral Note/Enforcement of Power of Sale

G.1. Debtor has endorsed and delivered the Collateral Note to Secured Party. Secured Party is the holder of the Collateral Note, the person entitled to enforce the Collateral Note, and the sole party with power to appoint a substitute trustee or request the trustee to act. Any foreclosure action requested by Debtor is void.

G.2. Any foreclosure sale under the Collateral Note Security will be at such time and on such terms as Secured Party may, in its discretion, approve. If Secured Party approves a bid from Debtor without payment in full of the Collateral Note, Debtor must provide a mortgagee’s title insurance policy with only such exceptions as Secured Party approves and execute such additional security documents as Secured Party may require.

G.3. Debtor assigns, transfers, and conveys to Secured Party all amounts due on the Collateral Note. Collateral Note maker is directed to make payments on the Collateral Note in accordance with the Collateral Note payments provision above.

G.4. Debtor indemnifies Secured Party from all claims made against or incurred by Secured Party from any action in connection with the Collateral Note or the Collateral Note Security documents.

H.	General

H.1. Notice is reasonable if it is mailed, postage prepaid, to Debtor at Debtor’s Mailing Address at least ten days before any public sale or ten days before the time when the Collateral may be otherwise disposed of without further notice to Debtor.

H.2. This security interest will neither affect nor be affected by any other security for any of the Obligation. Neither extensions of any of the Obligation nor releases of any of the Collateral will affect the priority or validity of this security interest as to any third person.

H.3. This agreement binds, benefits, and may be enforced by the successors in interest of the parties, except as otherwise provided. Assignment of any part of the Obligation and Secured Party’s delivery of any part of the Collateral will fully discharge Secured Party from responsibility for that part of the Collateral. All representations and obligations are joint and several as to each Debtor.

H.4. Secured Party’s delay in exercising, partial exercise of, or failure to exercise any of its remedies or rights does not waive Secured Party’s rights to subsequently exercise those remedies or rights. Secured Party’s waiver of any default does not waive any further default by Debtor. Secured Party’s waiver of any right in this agreement or of any default is binding only if it is in writing. Secured Party may remedy any default without waiving it.

H.5. This agreement may be amended only by an instrument in writing signed by Secured Party and Debtor.

H.6. The unenforceability of any provision of this agreement will not affect the enforceability or validity of any other provision.

H.7. This agreement will be construed according to Texas law. This agreement is to be performed in the county of Secured Party’s Mailing Address.

H.8. Interest on the Obligation secured by this agreement will not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the principal of the Obligation or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess will be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the Obligation or, if the principal of the Obligation has been paid, refunded. This provision overrides any conflicting provisions in this and all other instruments concerning the Obligation.

H.9. In no event may this agreement secure payment of any debt that may not lawfully be secured by a lien on real estate or create a lien otherwise prohibited by law.

H.10. When the context requires, singular nouns and pronouns include the plural.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

EXECUTED as of the date first written above.

Safe and Green Development Corporation, a Delaware corporation

By:	/s/ Nicolai Brune
Name:	Nicolai Brune, Authorized Agent

STATE OF _____________________	§
§
COUNTY OF ___________________	§

This instrument was acknowledged before me on the __________ day of January, 2026, by Nicolai Brune, Authorized Agent of Safe and Green Development Corporation, a Delaware corporation, on behalf of said corporation.

Notary Public, State of

EXHIBIT “A”

Property Description